Exhibit 99.1

Diversified Corporate Resources Announces Termination of Agreement with Axtive & Renewed Marketing Effort to Sell a Subsidiary

DALLAS, June 17th /PRNewswire-FirstCall/ — Diversified Corporate Resources, Inc. (OTC Pink Sheets: HIRD.PK) (the “Company”) announced today that Axtive Corporation (“Axtive”) gave notice on June 15, 2005, that it will be unable to satisfy the conditions to closing set forth in the Asset Purchase Agreement pursuant to which Axtive agreed to acquire Datatek Group Corporation (“Datatek”), a wholly-owned subsidiary of the Company.  The Company first reported this proposed transaction on February 3, 2005, and later reported an extension of the deadline to complete the transaction.  The extension to close this transaction expired on April 30, 2005, allowing the Company to market the subsidiary to other interested parties.  Since that time, the Company has received numerous inquiries from other parties interested in Datatek.  The Company is currently involved in negotiations with these other parties regarding the sale of Datatek, and management expects to enter into one or more letters of intent in connection with such sale in the next couple of weeks.  However, because the negotiations are in their early stages, there is no assurance that a sale will ultimately occur.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioMed and Finance and Accounting. The Company currently operates a nationwide network of eight regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such “forward-looking” statements. Important factors (the “Cautionary Disclosures”) that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses,  and other factors that affect businesses generally. Subsequent written and oral “forward-looking” statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com

SOURCE:	Diversified Corporate Resources